Exhibit 99.1

Thank you Steve, and good morning! We appreciate the opportunity to speak here today at the Sidoti & Company Emerging Growth Institutional Investor Forum. Before beginning, I would like you to note that all the information contained in the presentation today is as of the end of the third quarter of 2003 except as otherwise expressly noted.

We will be reporting our fourth quarter results the week of February 2nd, so please look out for that announcement as well as details as to how to participate in the call.

Slide 2 addresses the safe harbor for forward-looking statements, and slide 3 sets forth several risk factors that we face. These are described in greater detail in our various SEC filings, such as our 10-Ks and 10-Qs.

j2 Global may not be well known to you, but we are a messaging and communications company that delivers out sourced business critical applications to individuals and corporations throughout the world.

This slide lists the brand names under which we operate. We have two core products, a fax-to-email product, which is branded by the name eFax, and a unified messaging and communications product, which is branded as jConnect. In addition to those two brands, we also have JFAX.com, which is our former public company name. While we do not have a product behind this name today, we do use it for search engine placements as part of our online marketing. In the upper right hand corner you will see eFax Corporate, which is the name that we have given to our Corporate channel, which is driven primarily by our direct sales force. In the lower left hand corner are two brands which we launched in 2003: Consensus is our stand-alone conference calling brand and PaperMaster Pro is a stand-alone desktop software application that gives users additional flexibility in the management, sharing and storage of digital objects. We released this software in July of last year and continue to sell it at PaperMasterPro.com and through other channels.

Turning to slide 6, we believe there are some unique assets about j2 Global, which also act as hurdles to competitors coming into the space. First of all, you need to understand that our core services are all driven through a network that we control that currently covers in excess of 1,100 cities in 20 countries on 5 continents. More importantly though, we have amassed more than 6.7 million DIDs, or phone numbers, that ride over that network. As of September 30th, our customers have subscribed for 5.5 million of those numbers. In addition to the network and the phone numbers, we also have patented technology: we currently have 7 issued US patents with 8 patents pending. Three of those 7 patents relate directly to our core services. One deals with the inbound process of taking an analog signal from the PSTN and thru a series of processes, delivering it in a digital format as an email attachment. The second patent addresses notification once the attachment has been received and the third deals with a least-cost-routing method for sending faxes from our network to third parties over the PSTN.

Also critically important is the expertise that we have amassed. We have about 170 employees within j2 Global and our skill sets cut across a range of areas. Although we are not a Telco, telecom experience is important to what we do in managing our network. At any given time we have approximately 50 relationships with Telcos that we manage around the world.

In addition, our customers view us as a messaging company because we deliver their mission critical messages. The Internet is important to us both as a means of transport and as a means of marketing. Almost all of our Web channel marketing is done via the Internet. Both of our core channels, Web and Corporate, have an e-commerce component. Our Corporate channel relies to a large extent on a direct sales force, and all of our services are performed using real-time transaction processing.

But most importantly, we have a business model that we believe has proved successful, by which we take large volumes of advertising-supported, or free, customers through a lifecycle management process and convert a portion of them to what we call “Web channel paid”, which are direct individual paying customers. We then use the entire Web channel database as a means of supplying leads for our Corporate channel.

Finally, we have a strong financial position, which we will get into in more detail later. However, suffice it to say that, as a public company, prospective clients, particularly those in the Corporate channel, have easy access to understanding our income statement and balance sheet, and seeing that we have a fair amount of cash, very little debt and growing revenue and earnings.

As I already mentioned, we sell our services through three primary channels, two of which generate most of our revenue. The Web channel is the core of our business, going back to the founding of the Company in 1995. Through the Web channel we target individual users. Most of that marketing is done over the Internet using Web-based marketing tools. The goal of this channel is to drive traffic to the Websites you see to the right here: eFax.com, j2.com and Consensus.com. These Websites are both informational as well as transactional. The Web channel accounts for approximately 70% of our revenue.

Our newer channel, Corporate, which we launched in late 2001, is a combination of a direct sales force which targets SMEs and large companies for our core inbound fax-to-email product and a telesales group that caters to our jBlast product, which is a high-volume faxing product. And we do have a couple of resellers, primarily internationally. We also acquired a company, M4 Internet in the third quarter, which took us into the permission-based marketing area. The Websites you see listed on the right—j2corporate.com, jBlast.com and M4internet.com—are informational. You go there, learn about the services, fill out a form and a sales representative will call you back to actually enable the service. This channel accounts for about 30% of our revenue.

The last category is Licensed Services, which over the past few quarters has generated revenue from our PaperMaster line of software. In addition, we receive fees for licensing our intellectual property.

I want to highlight that there is a significant interdependency between our Web and Corporate channels due to our overall lifecycle management strategies and processes.

Sometimes we get asked, particularly with respect to our Corporate channel, just exactly who uses the product and what constitutes a good vertical market. On slide 8 we have listed seven categories of verticals that we target. They tend to coalesce around financial institutions—an important subcategory of which would be mortgage banking—law firms and corporate legal departments, and anything to do with real estate, including title companies. Medical is an emerging, but we think a very strong potential vertical market, as medical records need to be transmitted from one point to another in a secure format. And anything to do with government is another vertical that we focus on. Currently we are awaiting GSA approval, but we do have one contract with the Federal Reserve. What is attractive about these verticals is that each category deals with contractual/legally binding documents and also in some cases there is a high habitual use component. Also, anyone who is a road warrior or remote worker is a target regardless of what industry they may be in. As we have stated previously, about 25% of the traffic or usage within the Corporate channel is real estate or mortgage related, and I will elaborate in greater detail on this vertical in a few minutes.

The reason people buy our products is because of the digitization—paper reduction—turning what would normally be paper files which in many cases are required by law to be kept for a number of years into a digital format that can be easily stored by burning a CD or DVD. Security and privacy is also important. Over an individual fax machine, which typically resides in a common area, you do not know when a document has arrived and you don’t know who has seen the document or copied it before you receive it. Efficiency is another important factor because once you receive a document digitally as an email attachment you can forward that document to a co-worker or others and it is as simple as sending an email. Finally, depending on the solution that you currently employ, we can generally provide a total cost of ownership argument that is favorable to us.

Turning to slide 9, I am very pleased to announce that j2 Global introduced this morning our new eFax Corporate Website—a screen shot of which is shown here. eFax Corporate represents an evolution in our corporate distribution channel and is intended to simplify and streamline the sales process for small- to mid-size deployments of our fax-to-email solutions. A Press Release was issued today announcing the new site and its features and benefits, or you can see it for yourself in greater detail at www.eFaxCorporate.com.

Slide 10 gives you a little bit of granularity as to how our telephone numbers add up. If you go to the far right hand column for September 30th 2003 you will see on the bottom total active DIDs of 5.5 million. Of those 5.5 million active phone numbers, 5.1 million are advertising-supported, or free, and 380,000 are direct paid. Of the 380,000 direct paid phone numbers, approximately 317,000 are assigned to individual customers in our Web channel who generally pay with a credit card, and 63,000 are in our Corporate channel.

You can see that each of these categories has grown over the last several quarters with exception of the free because we do take that up and down based upon cleaning up of the database and the marketing deals that we may have in any given period. While this number typically fluctuates, we currently are hovering in excess of 5 million.

Slide number 11 gives you an insight in how to look at the key revenue drivers in our business. These are important if you want to fully understand the dynamics of our business. For our two primary sales channels—Web and Corporate—please note that each has its own unique key revenue drivers. The Web channel, which constitutes approximately 70% of our revenue, has three main drivers which I’ll now describe.

The first is the number of additional DIDs. These are new DIDs, on a net basis, in a given period such as a quarter, relative to the prior quarter. Coinciding with new DIDs are the recurring fees charged for these numbers. Greater than 75% of the Subscriber revenue in the Web channel is recurring in the form of our fixed monthly subscription fee. Today recurring monthly fees are $12.95 for the eFax product and $15.00 for our jConnect product. Also, the ARPU, or average revenue per user—or in this case, DID is important and as I mentioned is heavily weighted towards the fixed subscription fee component. We do, however, derive additional revenue from the usage component of the service plus other usage sensitive offerings, such as conference calling.

Our Corporate channel’s drivers are very different. I want to highlight some of its drivers and differentiate them from the Web channel drivers. Unlike the Web channel, greater than two-thirds of the subscriber revenue in the Corporate channel is directly related to usage. So, as a result, operating business days in a given quarter are very important to us in terms of the revenue potential for that quarter. As you will see in 2003, we had a low in Q1 of 59.5 business days, and then it peaked at 64 business days in Q2 and Q3. Then, you see a dip of approximately 5% in Q4’s business days relative to Q3. This is obviously due to holidays and the surrounding weekdays in November and December. You see that the same effect is anticipated in 2004 for the same periods. Another driver in the Corporate channel are market conditions in key verticals, such as mortgage banking. If there is a positive trend in a particular industry, the subsequent increased usage will show up positively. Conversely, if there is a downtrend in a particular industry, there can be less usage and less revenue. And finally, general economic conditions are also a driver in the Corporate channel for obvious reasons.

Slide 12 gives you more granularity by sales channel. As I mentioned earlier, the key drivers in the Web channel are the net DID additions and the ARPU. I want to point out in the Web Channel that in the last couple of quarters and extending into Q4 and into Q1 of this year, we have been effecting a series of price changes which has taken our eFax product from $9.95 to $12.95 per month and our jConnect product from $12.50 to $15.00 per month. We will not have all of our customers fully affected by the new price until sometime in the middle of 2004. However, the vast majority will be completed by the end of Q1.

Turning to Corporate, while DIDs are important, accounts are even more so as most of our corporate relationships start out with less than the full opportunity being realized. As indicated in my earlier comments regarding the revenue drivers for our Corporate channel, usage is very important and we have captured this is our page index metric. This statistic measures the total amount of traffic that goes through our Corporate channel in a given quarter, referenced against the traffic from Q12002. As you can see from this chart, it has grown double digit quarter-to-quarter sequentially, then slowed down in the third quarter of 2003. This is primarily the result of a traditional summer slowdown and a decline that we noticed in the mortgage refinancing portion of our business when interest rates spiked in July.

To give you a broader insight into the Corporate page index, we have broken it into three components to provide you with additional insight into the channel’s revenue stream and the usage components.

This channel is still relatively new. If you go back to 2001, 100% of the revenue was derived from the jBlast product. jBlast is our high-volume, self-serviced mass fax product. jBlast was actually how we got our toe into the corporate market. Beginning in late 2001, we established a direct sales force to target SMEs and larger corporations. This piece of the business can be further segmented into two additional components. There is the mortgage-based component, which evolved in lock-step with the positive trend in the mortgage refinancing industry through July of this year. Then there is the non-mortgage based Corporate revenue, which is actually larger than the mortgage portion, and has grown at a very good rate on a quarter-to-quarter sequential basis.

To extend the analysis of the mortgage-based component of our corporate traffic, which is about 25% of the total Corporate channel’s traffic, in slide 14 is some monthly data for the second and third quarter of 2003. What you will see, as interest rates fell through late-June, our mortgage traffic, consistent with the indices that are publicly available, grew and ultimately peaked in July. Then, on a monthly sequential basis, there were declines in August and September. And I can tell you that there were declines that continued through the 4th quarter, consistent with what we have seen with the mortgage industry as a whole during that same time period.

Later in the financial presentation, I will describe the economic impact of that event.

I am not going to spend a lot of time on slide 15. It is a very high-level product roadmap. Each of the arrows you see is a silo of services or revenue opportunities. Beneath each of the arrows you will see in blue the functionalities we offer today, and in black features or services that are in various stages of consideration or development.

Now I would like to turn to the financials. Slide 17 is our historical revenue growth over the last twenty-six quarters. We’ve had consecutive sequential growth in each of those quarters. I would just highlight that in late Q4 of 2000 we acquired eFax.com, so it adds a bit of noise to the Q4 2000 and Q1 2001 numbers. But from Q2 ’01 to the present you are looking at JFAX.COM and eFax.com customers on a combined basis.

Slide 18 shows you how we actually report our revenues. These are our GAAP revenues and we break them into three categories. Subscriber, which is about 94% of our total revenue and which has been growing from the mid-to-high single digit quarter-to-quarter sequential, and in some cases even in excess of that. Advertising revenue which helps to support the cost of maintaining that 5+ million free customer base. As you will see it tends to move around on a quarter-to-quarter basis. We are clearly not the driver in terms of the revenue we can receive from our advertising base. It is a function of how many free customers we have in any given quarter, the environment for online advertising—which is really driven by the likes of Yahoo!—and how much inventory we allocate to our revenue generating portion vs. for internal promotion purposes. Then, finally, Licensed Services. You will see that as a whole, the company has grown high-single to low-double digits, quarter-to-quarter sequentially.

The next slide, 19, gives you a little different cut of the revenues—this time by channel. Web channel includes subscriber revenue but also the advertising revenue generated by the free customer base. If we were to roll this slide back farther into history, you will see that it has been a very consistent grower in the 5% to 10 % quarter-to-quarter sequential range.

Our Corporate channel has experienced quarter to quarter growth, albeit on a much smaller base, in the low to mid teens. As I mentioned in looking at the page index slide, we saw a slowing of the growth rate in Corporate in Q3 relative to our historical experience, in large part because of the subsequent slowdown of the mortgage industry in August and September. Now, as we look forward into Q4, because of the continued slowdown in mortgage financing during the fourth quarter as well as the difference in business days in that quarter, I would expect to see fourth quarter revenue for the Corporate channel to be flattish relative to Q3.

Slide 20 is our cost trends. Our cost of goods sold is heavily weighted by our network and infrastructure expenses. As you can see, we are an 80%+ gross margin business and that has been fairly consistent for a number of quarters. Our operating expenses are heavily weighted by the number of employees we have and the discretionary spending we have in our various marketing and promotional areas. As you can see, we get very good leverage out of our G&A. Engineering as a percentage of revenue has been fairly stable. Sales and marketing, however, will bounce around because adding a new online advertising deal for our Web channel (which is large dollars for a big portal relationship) adds incremental costs in a given period in terms of absolute dollars and in some cases as a percentage of revenues. All told, through the 3rd quarter of last year we have been able to drive the operating margin of the company to approximately 40%.

Slide 21, which covers earnings and free cash flow, is really here to emphasize that we are a cash based business which is made obvious by looking at our free cash flow. This is a reconciliation, taking our net cash provided by operating activities and deducting our capital expense purchases in a given quarter. In any given quarter our free cash flow may or may not exceed our GAAP net earnings, but over the course of the year we would expect it to given that our capital expenditures are relatively modest in the 3 to 5 million-dollar range per year.

Turning to slide 22, this very busy slide on tax considerations really boils down to a couple of key points. We have both federal and state NOLs, which during the course of 2003 we have been using and which have been fully reserved on our balance sheet. This has resulted in a GAAP tax rate of approximately 5%. We believe, that in conjunction with our year-end 2003 audit, we will release the valuation reserve on the remaining NOLs. This will have several impacts. For the quarter just ended, we will recognize a one-time tax benefit, which we believe will be in the range of 9 to 13 million dollars. This will actually be recorded as an income tax benefit on the tax line of our P&L. Then going forward, beginning in Q1 of 2004, for reporting purposes, we will report a full tax liability that we believe is no greater than 40%. However, it is very important to remember that; because of existing federal and state tax credits, remaining NOLs and future stock option expense deductions, the GAAP tax accrual that you will see on our income statement will be in excess of the actual taxes we expect to pay for 2004. As a result, you will now see our free cash flow exceed our GAAP net earnings by an even greater margin.

To touch on guidance, I want to bring together all the pieces we have talked about. As set out in slide 23, we are reaffirming our Q4 2003 guidance. Our numbers are not yet final for the fourth quarter and the fiscal year then ended, but we will be announcing those results the week of Feb 2nd. Look for the press release in the next two weeks for the information as to how to participate in the Webcast. This guidance calls for 4th quarter revenue of $20.3 million and our 4th quarter earnings per share estimate of $0.31, which is exclusive of the one-time benefit from the NOLs. That would mean for fiscal year 2003 we would generate $71.4 million of revenue and $1.03 in earnings, once again before any benefit from the NOLs. Also note that this is calculated on 25.8 million shares. Our maximum potential diluted shares is 26 million. The actual number that we use is a function of our stock price. Also, this EPS guidance assumes a 5% tax rate, which is for the State of California.

Thank you very much and at this time I would like to open the floor for questions.